SUB-SUBLEASE AGREEMENT

     This Sub-Sublease Agreement (the "Agreement") is made as of the 22nd day of June, 2001 (the "Effective Date"), by and between Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, having an office at 11190 Sunrise Valley Drive, Reston, Virginia 20191 (hereafter referred to as "Software AG"), and Systems Management Engineering, Inc. (SMEI), a Virginia corporation, having an office at 1100 N. Glebe Road, Suite 1010, Arlington, Virginia 22201 (hereafter referred to as "Systems Management").

                                    RECITALS:

     A. Pursuant to that certain Lease, dated as of June 2, 1998 (the "Master Lease"), by and between REC Partners, L.P. (hereafter referred to as the "Master Landlord") and Science Applications International Corporation (hereafter referred to as the "Master Tenant"), Master Landlord leased to Master Tenant a total of approximately 161,583 rentable square feet of space in the building located at 12100 Sunset Hills Road, Reston, Virginia (the "Building") for a term expiring on September 30, 2005.


     B. Pursuant to that certain Sublease, dated as of October 31, 1999 (the "Sublease"), Master Tenant sublet to Software AG approximately 17,539 rentable square feet of space on the third floor of the Building (the "Phase I Space"), and approximately 831 additional rentable square feet of space on the third floor of the Building (the "Phase II Space"), totally approximately 18,370 rentable square feet of space (the Phase I Space and the Phase II Space are collectively referred to herein as the "Sublease Premises").


     C. Pursuant to that certain First Amendment to Sublease, dated as of December 3, 1999 (the "First Amendment"), Master Tenant and Software AG amended the Sublease, as more particularly described in said First Amendment.


     D. Systems Management wants to sublet from Software AG a portion of the Sublease Premises, consisting of approximately 9,342 rentable square feet of space on the third floor of the Building (the "Subject Premises"); and Software AG wants to sublet the Subject Premises to Systems Management in accordance with the terms and conditions of this Agreement.

                                   AGREEMENT:

     NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:


     1. Subject Premises. Software AG hereby sublets to Systems Management, and Systems Management hereby sublets from Software AG, the Subject Premises for the term and upon the conditions hereafter provided. The Subject Premises is depicted in the diagram attached hereto as Exhibit A.


     2. Specifications. Software AG is subletting the Subject Premises in its "as is" condition existing on the date possession is delivered to Systems Management. Except as otherwise specifically set forth herein, Systems Management is subletting the Subject Premises from Software AG without requiring any alterations, improvements, repairs, or decorations to be made by Software AG, Master Tenant, or Master Landlord, or at Software AG's, Master Tenant's, or Master Landlord's expense, either at the time possession is given to Systems Management or during the entire term of this Agreement, or any extension thereof. In connection therewith, Systems Management represents that it has thoroughly examined the Subject Premises. Software AG acknowledges that to the best of its knowledge the Subject Premises are in a structurally sound condition, and the heating, ventilation, and air conditioning systems and all other mechanical, electrical and plumbing systems serving the Subject Premises are in good working order and condition. Software AG shall deliver the Subject Premises to Systems Management in broom-clean condition.

     3. Term. The term of this Agreement shall commence upon the earlier of Systems Management's actual occupancy for its intended use or July 15, 2001 (the "Commencement Date"), provided that Master Landlord and Master Tenant give their consents to the terms of this Agreement. The Agreement term shall end on September 30, 2005, or on such earlier date upon which said term may expire or be terminated pursuant to any of the conditions or limitations or other provisions of this Agreement or pursuant to law. In the event Master Landlord's or Master Tenant's consent has not been obtained within forty-five (45) days after full execution of this Agreement by both Software AG and Systems Management, or such later date as Software AG and Systems Management may agree to in writing, this Agreement shall be and will become null and void and of no further force or effect.

     4. Monthly Base Rent. The monthly base rent which Systems Management hereby agrees to pay to Software AG in advance, in equal monthly installments, and which Software AG hereby agrees to accept, shall be the sum of Sixteen Thousand Seven Hundred Thirty-Seven and 75/100 Dollars ($16,737.75), commencing at the beginning of the term of this Agreement and continuing thereafter on the first day of each and every calendar month during the term of this Agreement. If the obligation of Systems Management to pay rent hereunder begins on a day other than on the first day of a calendar month, rent from such date until the first day of the following calendar month shall be prorated at the rate of one-thirtieth (1/30th) of the monthly installment for each day payable in advance. The monthly base rent, additional rent, and any other charges herein reserved or payable shall be paid to Software AG at its offices as noted in this Agreement, to the attention of the Accounts Receivable Department; or at such other address as Software AG may designate in writing. Such amounts shall be paid in lawful money of the United States of America without demand therefor and without any deduction, setoff, or abatement whatever, except as expressly provided in this Agreement.

     5. Base Rental Increase. Upon each anniversary of the Commencement Date, the Monthly Base Rent shall be increased by three percent (3%) of the previous year's Monthly Base Rent payable by Systems Management.

     6. Additional Rent. Systems Management agrees to pay to Software AG, as additional rent under this Agreement, its pro rata share of the amount of any additional rent payable by Software AG under the Sublease pursuant to the applicable sections of the Sublease pertaining to real estate taxes and operating costs during the calendar year 2001. Software AG shall give Systems Management copies of all relevant statements and bills received by it pursuant to the applicable provisions of the Sublease, together with a statement of the amount of additional rent, if any, which Systems Management is required to pay under this Section. Systems Management shall pay additional rent within thirty
(30) days of receipt of this statement. Systems Management shall also pay to Software AG, as additional rent, its pro rata share of all charges for any additional services provided to Systems Management by the Master Landlord, including, without limitation, charges and fees for alterations and after-hours heating and air-conditioning services. Systems Management's obligation to pay additional rent shall survive the termination of this Agreement for twelve (12) months, but only with respect to the period prior to the termination date. Notwithstanding anything to the contrary in this Agreement or the Sublease, Systems Management shall not be obligated to pay any fees or costs charged by the Master Tenant for any penalties, interest, or other costs related to Software AG's failure to make timely payment of any amount owed under the Sublease.

     7. Security Deposit. Systems Management shall pay to Software AG, on the Effective Date, a security deposit in the amount of Thirty-three Thousand Four Hundred Seventy-five and 50/100 Dollars ($33,475.50) (the "Security Deposit"). If eighteen (18) months after the Commencement Date, (i) Systems Management is not in default under this Agreement, and had not been in default under this Agreement at any time during the 18-month period, and (ii) the valuation of Systems Management, as depicted in its income statement and balance sheet as of the last day of the 18-month period, has not materially decreased from Systems Management's valuation as of the Commencement Date, as reasonably determined by Software AG, Software AG shall decrease the amount of the Security Deposit to Twenty-five Thousand One Hundred Six and 63/100 Dollars ($25,106.63), which amount Software AG shall retain during the remaining term of this Agreement. Software AG shall pay to Systems Management interest on the total amount of the Security Deposit at an interest rate equal to three percent (3%) per annum; such interest shall accrue during the entire term of this Agreement. Software AG may retain all or any portion of the Security Deposit in one or more co-mingled accounts.

     8. Use. Systems Management will use and occupy the Subject Premises solely for general office purposes and in accordance with the use permitted under the applicable zoning regulations and the Master Lease. Without the prior written consent of the Master Tenant and Software AG, which consent of Software AG shall not be unreasonably withheld, the Subject Premises will not be used for any other purposes.

     9. Alterations.


     9.1 Excepting for cosmetic or decorative alterations and any provisions herein to the contrary, Systems Management shall not make any alteration, improvement, or installation (hereinafter called "Alterations") in or to the Subject Premises, without in each instance obtaining the prior written consent of the Master Tenant and Software AG, which consent of Software AG shall not be unreasonably withheld. If any Alterations are made without consent, the Master Tenant or Software AG may require Systems Management to remove the same, and may require Systems Management to correct, repair, and restore the Subject Premises and any damage arising from such removal, and Systems Management shall be liable for any and all direct and incremental costs and expenses incurred by the Master Tenant or Software AG in the performance of this work.


     9.2 Systems Management may have Alterations performed by contractors of its own choice, at its expense, provided that Systems Management has obtained written approval of the contractor by the Master Landlord, Master Tenant and Software AG, which consent of Software AG shall not be unreasonably withheld. Software AG's approval of an Alteration shall be based upon the proper licensing, financial posture, experience, and past job performance of the contractor. The design of all Alterations undertaken by Systems Management shall be subject to prior written approval of the Master Landlord, Master Tenant and Software AG, which consent of Software AG shall not be unreasonably withheld; such design shall not commence until such approval is obtained. With reasonable prior notice to Systems Management, the Master Landlord, the Master Tenant, and Software AG, shall at all times have the right to inspect, during normal business hours, the work performed by any contractor selected by Systems Management.


     9.3 Systems Management shall have no obligation to restore any Alterations within the Subject Premises to the configuration that existed at the commencement of the Agreement, unless the requirement for such restoration is specifically stated at the time of Software AG's approval. If, within fifteen
(15) business days after written notice, Systems Management fails or refuses to remove such Alterations, or fails to correct, repair, and restore the Subject Premises, Software AG may cause the same to be removed, and repairs and restoration to be made, in which event, Systems Management shall reimburse the party that caused said Alterations to be removed and repairs to be made for the cost of such removal, repairs, and restoration, together with any and all damages that such party, the Master Landlord, the Master Tenant, or Software AG may suffer and sustain by reason of Systems Management's failure or refusal to remove said Alterations.


     10. Systems Management's Personal Property. All furnishings, equipment, and fixtures, excluding leasehold improvements, which are paid for and placed within the Subject Premises by Systems Management from time to time shall remain the property of Systems Management. Upon the expiration or earlier termination of this Agreement, Systems Management shall remove all of its furniture, furnishings, and equipment, shall repair all damage resulting from such removal or its use of the Subject Premises, and shall surrender the Subject Premises, as so required, in good condition, subject only to reasonable wear and tear and to damage, if any, by fire or other casualty. The obligations of Systems Management as herein provided shall expire thirty (30) days after expiration or earlier termination of this Agreement.


     11. Terms of the Master Lease and the Sublease.


     11.1 All of the terms, provisions, covenants, and conditions of the Master Lease and the Sublease are incorporated herein by reference and hereby made a part of and are superior to this Agreement, except as herein otherwise expressly provided.

     11.2 Systems Management shall be obligated, however, to pay only the rent and additional rent provided for under this Agreement and not the amounts of rent and rental escalations provided under the Master Lease and the Sublease. Systems Management hereby assumes all of the obligations of Software AG under the Sublease, but only to the extent they are applicable to the Subject Premises. Systems Management shall obtain and maintain all insurance types and coverages as specified in the Sublease to be obtained and maintained by Software AG, in amounts not less than those specified in the Sublease. All policies of insurance obtained by Systems Management shall name the Master Tenant, including its agents, and Software AG as additional insureds thereon in accordance with the Sublease. Systems Management's insurance shall be primary over the Master Tenant's insurance, including it agents, and Software AG's insurance. Systems Management will deliver to Software AG and Master Tenant certificates verifying that Systems Management has obtained and is maintaining, at a minimum, insurance coverage in the amount of $2 million, for general liability coverage, and $1 million per occurrence and providing for thirty (30) days notice to Software AG and Master Tenant of any cancellation or non-renewal.


     11.3 Notwithstanding anything in this Agreement to the contrary, Systems Management agrees that Software AG shall not be obligated to furnish for Systems Management any services of any nature whatsoever, including, without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing, or rubbish removal services. Software AG, however, shall be obligated to take all action necessary to obtain the performance of and furnishing of such services for the Subject Premises by the Master Landlord and the Master Tenant pursuant to the terms of the Master Lease and the Sublease, respectively.


     11.4 Software AG shall have all of the rights of the Master Tenant under the Sublease as against Systems Management and, as between the parties hereto, Software AG agrees to observe and perform the terms, covenants and conditions on its part to be observed and performed hereunder as well as those applicable terms, covenants and conditions to be observed and performed by the Master Tenant under the Sublease in respect of the Subject Premises. Systems Management acknowledges that it has received a true copy of the Sublease, that it has reviewed the Sublease, and that it is familiar with the contents thereof.


     11.5 If the Sublease is terminated pursuant to its provisions, or otherwise, Software AG agrees that this Agreement, at the consent of the Master Tenant, which consent may be given, denied or withheld by the Master Tenant, in its sole and absolute discretion, may immediately become a prime sublease with all of the rights, privileges and obligations therein transferred to Systems Management.


     12. Systems Management's Covenants. Systems Management covenants and agrees that Systems Management will not do anything which would constitute a default under the Master Lease or the Sublease or omit to do anything which Systems Management is obligated to do under the terms of this Agreement and which would constitute a default under the Master Lease or the sublease.


     13. Indemnification.


     13.1 Systems Management shall and hereby does indemnify and hold the Master Landlord and the Master Tenant, including their respective agents, and Software AG harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, imposed upon, or incurred by the Master Landlord, Master Tenant or Software AG by reason of (i) any violation caused, suffered or permitted by Systems Management, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Agreement, and (ii) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Subject Premises, except as a result of the acts or omissions of Software AG, or the Master Landlord or the Master Tenant, including their respective agents, employees or invitees.


     13.2 Software AG shall and hereby does indemnify and hold Systems Management harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, imposed upon or incurred by reason of (i) any violation caused, suffered or permitted by Software AG, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Agreement, and (ii) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Subject Premises, except as a result of the acts or omissions of Systems Management, or its agents, employees or invitees.


     14. Assignment and Agreement. (a) Systems Management agrees not to assign, mortgage, pledge or otherwise encumber this Agreement, nor to sublet the Subject Premises or any part thereof, without in each instance obtaining the prior written consent of the Master Landlord, Master Tenant and Software AG, which consent of Software AG shall not be unreasonably withheld.

     (b) In the event that Systems Management desires to sublet the Subject Premises or assign the Agreement, Systems Management shall give Software AG, Master Landlord and the Master Tenant written notice of Systems Management's intended subtenant or assignee in order to secure the Master Tenant's and Software AG's written consent. Within twenty (20) days of receipt of said notice, Software AG shall have the right: (i) to terminate this Agreement by giving Systems Management not less than thirty (30) days' notice (or one hundred twenty (120) days' notice if space is being utilized by Systems Management) in the case of an assignment of the entire Agreement or a subletting of more than fifty percent (50%) of the Subject Premises; or (ii) to terminate this Agreement and simultaneously enter into a new sub-sublease with Systems Management for that portion of the Subject Premises that Systems Management may desire to retain upon the same terms, covenants and conditions of the existing Agreement as applicable to the space retained. The Master Landlord and the Master Tenant shall have all rights provided in the Master Lease and the Sublease, as applicable, for any further subletting of any portion of the Subject Premises or any assignment of this Agreement.


     (c) In the event Software AG does not exercise its right to terminate this Agreement, and Software AG and the Master Tenant have granted their written consents, Systems Management may sublet all or a portion of the Subject Premises. Fifty percent (50%) of any profit amounts (i.e., rental receipts less customary transaction costs, such as tenant improvements, attorneys' fees, and broker fees) above the Monthly Base Rent accruing to Systems Management as the result of such sub-sublease shall be paid by Systems Management to Software AG monthly as additional rent.


     (d) In the event of any subletting of the Subject Premises or assignment of this Agreement by Systems Management, with or without Software AG's consent, Systems Management shall remain liable to the Master Tenant for payment of the rent stipulated herein and all other covenants and conditions contained herein.


     15. Parking. During the term of this Agreement, Software AG shall make available to Systems Management a pro-rata share of the parking spaces made available to Software AG under Section 5.08 (entitled "Parking") of the Sublease.


     16. Defaults.


     16.1 Without limiting the other provisions of this Agreement, the occurrence of any of the following shall constitute an "event of default" under this Agreement: (i) any rent is not paid for a period of fifteen (15) or more days from and including the due date; or (ii) Systems Management shall fail to comply with any term, provision, condition, or covenant of the Sublease or this Agreement, other than the payment of rent, and shall fail to cure such failure within fifteen (15) days after receipt of written notice from Software AG of such default, unless such default cannot reasonably be cured within said 15-day period, and Systems Management is diligently pursuing a cure of said default; or
(iii) any petition is filed by or against Systems Management under any section or chapter of the National Bankruptcy Act, as amended from time to time, or any successor statute thereto; or (iv) Systems Management shall become insolvent or make a transfer in fraud of creditors; or (v) Systems Management shall make an assignment for the benefit of creditors; or (vi) a receiver is appointed for a substantial part of the assets of Systems Management; or (vii) the leasehold estate of Systems Management, or any part thereof, is levied under an execution.

     16.2 Upon the occurrence of any event of default, in addition to and not in limitation of any other right or remedy available to Software AG at law or in equity, Software AG shall have the option at any time thereafter to: (i) terminate this Agreement within fifteen (15) business days' notice sent to the last known address of Systems Management; or (ii) re-enter the Subject Premises by the manner prescribed by any statute relating to summary process and remove all property therefrom, but Systems Management shall remain liable for the base rent and additional rent pertaining to the Subject Premises for the balance of the term. Software AG shall mitigate any damages caused by Systems Management's default in accordance with applicable laws.

     16.3 In the event Systems Management vacates the Subject Premises, Systems Management shall leave keys to the Subject Premises with Software AG's agent or representative on site, so that Software AG may have immediate access to the Subject Premises. It is agreed and understood that such a delivery of keys shall not be deemed a termination of the Agreement. All the rights and remedies given to Software AG shall be deemed cumulative and the election of one shall not be deemed a waiver of any other or further rights or remedies.

     17. Brokers. Systems Management hereby represents and warrants that it has not dealt with any broker other than Irving Group and Larsen Commercial Real Estate Services, Inc. (acting as agent for Software AG) in connection with this Agreement.

     18. Entire Agreement. This Agreement contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the subletting of the Subject Premises and Systems Management's obligations in connection therewith, and neither Software AG nor any agent or representative of Software AG has made or is making, and Systems Management in executing and delivering this Agreement is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Agreement. All understandings and agreements, if any, heretofore had between Software AG and Systems Management are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. The failure of Software AG to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Agreement or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Agreement shall be deemed to have been made unless expressed in writing and signed by the Master Tenant and Software AG. No surrender of possession of the Subject Premises or of any part thereof or of any remainder of the term of this Agreement shall release Systems Management from any of its obligations hereunder unless accepted by Software AG in writing. The receipt and retention by Software AG of monthly base rent or additional rent from anyone other than Systems Management shall not be deemed a waiver of the breach by Systems Management of any covenant, agreement, term or provision of this Agreement, or as the acceptance of such other person as a tenant, or as a release of Systems Management from the further keeping, observance or performance by Systems Management of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Software AG of monthly base rent or additional rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

     19. Successors and Assigns. The obligations of this Agreement shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.

     20. Notices. Any and all communications delivered hereunder shall be sent by first-class mail: if to Software AG, 11190 Sunrise Valley Drive, Reston, Virginia 20191, Attention: Contracts Administrator, and if to Systems Management at 12100 Sunset Hills Road, Reston, Virginia 20190, Attention: Ellwood H. Witt, Jr., or to such other address and attention as any of the above shall notify the others in writing.

     21. Incorporation of Recitals. The Recitals of this Agreement are hereby incorporated into, and made a part of, the terms of this Agreement.

     22. Master Tenant's Consent. This Agreement shall be effective upon obtaining the written consent of the Master Tenant and it is hereby acknowledged by Software AG and Systems Management that the Master Tenant's consent to this Agreement (i) shall not make the Master Tenant, including its agents, a party to this Agreement, (ii) shall not create any contractual liability or duty on the part of the Master Tenant, including its agents, to the Systems Management, and
(iii) shall not in any manner increase, decrease, or otherwise affect the rights and obligations of the Master Tenant and Software AG, as the Subtenant under the Sublease, in respect of the Subject Premises.

     23. Other Provisions. Notwithstanding anything written to the contrary in this Agreement, Systems Management and Software AG hereby agree to the following additional terms in connection with Software AG's subletting of the Subject Premises to Systems Management:

     23.1 Tenant Improvements/Alterations. (a) Notwithstanding Section 9 hereof, Software AG, at no additional cost to Systems Management, Master Tenant, or Master Landlord, shall make the following improvements/alterations to the Subject Premises, subject to the prior written consent of the Master Tenant and the Master Landlord, as applicable:

     o Electronic security access system: The card readers shall remain in the current locations, but the main alarm system and the alarm service will not be included in this Agreement.

     o The refrigerator on the north side of the Subject Premises, as delineated by the Building common corridor, shall remain in the current location; the refrigerator on the south side shall be removed. To the best knowledge of Software AG, the refrigerator is in good working condition as of the date Systems Management occupies the Subject Premises.

     o The extra HVAC in the server room on north side of the Subject Premises, as delineated by the Building common corridor, shall remain in the current location. To the best knowledge of Software AG, the extra HVAC is in good working condition as of the date Systems Management occupies the Subject Premises.

     o Software AG shall construct a demising partition between the existing main reception area and the immediate adjacent office to the west of this main reception area. This wall shall be a slab-to-slab wall. This work shall be performed either prior to occupancy of the Subject Premises by Systems Management or within thirty (30) days after occupancy, depending on permits, approvals, plans, and any other issues related to the construction of the demising partition. This work shall be performed during normal business hours.


     (b) Systems Management shall be authorized to make the following improvements/alterations to the Subject Premises, at its own expense, subject to the prior written consent of the Master Tenant and the Master Landlord, as applicable:

     o    Install glass suite entry doors.

     o    Remove partitions in three (3) interior offices.

     o    Re-configure the conference room.

     o    A directory listing in each lobby of the Building.

     (c) Systems Management and/or Software AG shall provide Master Tenant with a copy of as-built drawings for any construction done in the Premises.

     23.2 Racks and Hubs. The existing racks and patch panels within both the server room and the telephone closet may be sold to Systems Management at replacement cost, as determined by Software AG. If Systems Management does not agree with the price, it shall not be obligated to purchase such racks and panels.

     23.3 Telecommunications. Systems Management shall be responsible for the costs of separating the telephone wiring and LAN cabling for its space and all new cabling and hook-up costs. All existing data and telephone cabling will be provided to Systems Management in its "as-is" condition. Software AG will not cut the cables upon vacating the Subject Premises, but shall disconnect such cables as it deems necessary or appropriate.

     23.4 Phone Closet Access. Systems Management shall give other occupants of the third (3rd) floor of the Building shared, scheduled access to the phone closet, which resides in the Subject Premises. This closet will be available for use by other subtenants of Software AG (whether currently existing or existing in the future), and any other occupant of office space on the third floor.

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     23.5 Signage. If desired by Systems Management,  Systems Management may, at its sole cost, install an exterior sign on the wall adjacent to its main hall doorway, provided that such sign is installed in conformance with the Master Landlord's building signage policy. Software AG will conform with the Master Landlord's standards for such signage and will seek Master Landlord's approval as part of the formal consent process.

     23.6 Quiet Enjoyment. Systems Management shall have quiet enjoyment of the Subject Premises under the terms and conditions of this Agreement.

     23.7 Early Access to Subject Premises. Software AG shall have the sole discretion to grant Systems Management and its designated contractors access to the Subject Premises prior to the Commencement Date to set-up voice and data communications apparatuses. In the event that Software AG consents to such early access, Systems Management must be escorted through the Building and must perform the work during the Building's normal business hours.

     24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


                     [AGREEMENT CONTINUED ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Software AG and Systems Management have duly executed this Agreement as of the day and year first above written.

Attest:                                                      Software AG


By: _________________________               By: ________________________________

                                            Printed Name: ______________________

                                            Title:______________________________

                                            Date: ______________________________



Attest:                                     Systems Management Engineering, Inc.


By: _________________________               By: ________________________________
                                                Herbert B. Quinn, Jr.
                                                Chief Executive Officer

                                            Date: ______________________________



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